Exhibit 10.1

CREDIT AGREEMENT

dated as of

October 20, 2011,

among

AGILENT TECHNOLOGIES, INC.,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

and

J.P. MORGAN EUROPE LIMITED,
as London Agent

CITIBANK, N.A. and BANK OF AMERICA, N.A.,

as Syndication Agents

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC. and
MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

[CS&M No. 6701-670]

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Schedules:
Schedule 2.01	— Commitments
Schedule 6.01	— Existing Subsidiary Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.03	— Existing Sale and Leaseback Transactions
Schedule 6.06	— Existing Restrictive Agreements

Exhibits:
Exhibit A	— Form of Accession Agreement
Exhibit B	— Form of Assignment and Assumption
Exhibit C	— Form of Borrowing Subsidiary Agreement
Exhibit D	— Form of Borrowing Subsidiary Termination
Exhibit E	— Mandatory Costs Rate
Exhibit F	— Form of Maturity Date Extension Request
Exhibit G	— Form of Tax Certificates

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CREDIT AGREEMENT dated as of October 20, 2011 (the “Agreement”), among AGILENT TECHNOLOGIES, INC. a Delaware corporation (the “Company”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and J.P. MORGAN EUROPE LIMITED, as London Agent.

The parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” means an Accession Agreement substantially in the form of Exhibit A among an Increasing Lender, the Company and the Administrative Agent.

“Acquisition” means any transaction, or series of related transactions, in which the Company or any Subsidiary acquires (a) equity interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) any business or assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person (whether through purchase of assets, merger or otherwise).

“Acquisition Indebtedness” means, with respect to any Acquisition, any Indebtedness incurred during the Acquisition Period with respect to such Acquisition and identified by the Company to the Administrative Agent as Indebtedness incurred for the purpose of financing such Acquisition (including any repayment or prepayment of Indebtedness of the Person or assets acquired thereby and payment of related fees and expenses); provided that (a) at all times during the Acquisition Period with respect to such Acquisition, all the net proceeds of such Indebtedness constitute Unrestricted Cash that is segregated in a separate deposit or securities account of the Company and held to be applied for such purpose upon consummation of such Acquisition (it being understood that, in the event any such net proceeds cease to be Unrestricted Cash or are not so segregated and held during the Acquisition Period with respect to such Acquisition (including as a result of having been used for any other purpose), the aggregate principal amount of such Indebtedness equal to the principal amount thereof that has yielded such net proceeds shall cease to be “Acquisition Indebtedness” hereunder), (b) following the end of the Acquisition Period with respect to such Acquisition, such Indebtednenss shall continue to constitute Acquisition Indebtedness if and only to the extent that such net proceeds have been used for the purpose of financing such Acquisition (including any repayment or prepayment of Indebtedness of the Person or assets acquired thereby and payment of related fees and expenses) and (c) the aggregate principal amount of such Indebtedness does not exceed the aggregate amount of funds required by the Company to finance such Acquisition (including any repayment or prepayment of Indebtedness of the Person or assets acquired thereby and payment of related fees and expenses).

“Acquisition Period” means, with respect to any Acquisition, the period (a) commencing on the date on which the Company or a Subsidiary enters into a definitive agreement providing for the consummation of such Acquisition and (b) ending on the date that is the earliest of (i) the date such Acquisition is consummated, (ii) the date such definitive agreement is terminated or such Acquisition is otherwise abandoned by the Company or such Subsidiary and (iii) the date that is 18 months after the commencement of such period under clause (a) above.

“Adjusted Consolidated Total Indebtedness” means, at any time, (a) the aggregate amount of all Indebtedness of the Company and the Subsidiaries at such time, all determined on a consolidated basis in accordance with GAAP, but excluding therefrom, during the Acquisition Period with respect to any Acquisition, the Acquisition Indebtedness relating to such Acquisition, minus (b) all Indebtedness at such time consisting of obligations of the Company and the Subsidiaries as account parties in respect of letters of credit and letters of guaranty that do not support Indebtedness, all determined on a consolidated basis in accordance with GAAP; provided that during the Specified Post-Acquisition Period with respect to any Acquisition, the aggregate amount of the Acquisition Indebtedness with respect thereto shall be reduced (but not below zero) by the amount of the Available Unrestricted Cash at such time, but only to the extent the Available Unrestricted Cash at such time exceeds US$500,000,000.  In the event that the Company or any Subsidiary shall have completed since any date as of which Adjusted Consolidated Total Indebtedness is to be determined an acquisition or disposition of any Person, division or business unit for which the Company is required to file pro forma financial statements with the SEC, Adjusted Consolidated Total Indebtedness shall be determined (and if the Company is not so required to file such financial statements, Adjusted Consolidated Total Indebtedness may, at the election of the Company exercised in good faith (and so long as such election is also made with respect to the Consolidated EBITDA), be determined) on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred on such date.

“Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the sum of (a) the EURIBO Rate for such Interest Period and (b) the Mandatory Costs Rate.

“Adjusted LIBO Rate” means (a) with respect to any LIBOR Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the product of (i) the LIBO Rate for US Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any LIBOR Borrowing denominated in any Alternative Currency (other than Euros) for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the sum of (i) the LIBO Rate for such currency for such Interest Period plus (ii) the Mandatory Costs Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the London Agent.

“Agreement” has the meaning assigned to such term in the heading hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1.00%.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means Euro, Sterling, Yen and any other currency, other than US Dollars, (a) that is freely available, freely transferable and freely convertible into US Dollars, (b) in which dealings in deposits are carried on in the London interbank market and (c) that has been designated by the Administrative Agent as an Alternative Currency at the request of the Company, and with the consent of each Lender.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan, Borrowing or Letter of Credit, the Administrative Agent, and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, the London Agent.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any LIBOR Revolving Loan, EURIBOR Revolving Loan, ABR Loan or the facility fees payable hereunder, the applicable rate per annum set forth below under the caption “LIBOR/EURIBOR Margin”, “ABR Margin” or “Facility Fee”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt :

	Ratings (S&P/Moody’s)	Facility Fee (% per annum)	LIBOR/ EURIBOR Margin (% per annum)	ABR Margin (% per annum)
Category 1	A-/A3 or above	0.080%	0.920%	0.000%
Category 2	BBB+/Baa1	0.100%	1.025%	0.025%
Category 3	BBB/Baa2	0.125%	1.125%	0.125%
Category 4	BBB-/Baa3	0.200%	1.300%	0.300%
Category 5	BB+/Ba1 or below	0.300%	1.450%	0.450%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, in their capacities as joint lead arrangers and joint bookrunners for the credit facility established hereunder.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended).  In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Available Unrestricted Cash” means, at any time, Unrestricted Cash owned by Foreign Subsidiaries at such time; provided that, without duplication, (a) there shall be excluded Unrestricted Cash owned by any Foreign Subsidiary that is not wholly owned by the Company, to the extent ownership of such Unrestricted Cash is attributable to the noncontrolling interest in such Foreign Subsidiary, and (b) Unrestricted Cash owned by any Foreign Subsidiary shall be included only to the extent that, at such time, either the declaration and payment of cash dividends or other cash distributions by such Foreign Subsidiary, or an intercompany loan to the Company by such Foreign Subsidiary (where such intercompany loan is unsecured and subordinated in right of payment to the Obligations on terms customary for subordinated intercompany indebtedness), is permitted by the operation of the terms of the organizational documents of such Foreign Subsidiary, the agreements or other instruments binding upon such Foreign Subsidiary and laws applicable to such Foreign Subsidiary and does not require prior approval of any Governmental Authority that has not been obtained.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such

Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America (or any other applicable jurisdiction) or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means (a) Revolving Loans of the same Type and denominated in the same currency and to the same Borrower, made, converted or continued on the same date and, in the case of LIBOR Loans or EURIBOR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such currency that has a US Dollar Equivalent of US$5,000,000 or more.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, 1,000,000 units of such currency.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03 or a Swingline Loan in accordance with Section 2.04.

“Borrowing Subsidiary” means any Subsidiary that has been designated as a Borrowing Subsidiary pursuant to Section 2.20 and that has not ceased to be a Borrowing Subsidiary as provided in such Section.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit D.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks in London are not open for general business, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which banks in London are not open for general business and any day on which the Trans-European Automated Real-time Gross

Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euros and (c) when used in connection with a Loan to any Borrower organized in a jurisdiction other than the United States of America, the term “Business Day” shall also exclude any day on which commercial banks in the jurisdiction of organization of such Borrower are not open for general business.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property (or a combination thereof), which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the date of this Agreement, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the date of this Agreement.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and (b) any Lender, refers to whether such Lender has a Loan of a particular Class.

“Code” means the Internal Revenue Code of 1986.

“Collateralized Letter of Credit” means a Letter of Credit that has been irrevocably cash collateralized by a Borrower pursuant to arrangements reasonably satisfactory to the Issuing Bank that issued such Letter of Credit.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Accession Agreement pursuant to which such Lender shall have assumed or acquired its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is US$400,000,000.

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to such term in Section 2.09.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation for such period and amortization of intangible assets for such period, (iv) non-cash charges for such period (including non-cash charges for impairment of goodwill and non-cash charges associated with employee compensation for such period, but excluding, for the avoidance of doubt, any additions to bad debt reserves or bad debt expense), (v) non-recurring cash charges or expenses in connection with dispositions or restructurings, in an aggregate amount for any period of four consecutive fiscal quarters not to exceed US$25,000,000, (vi) any charges, fees, costs and expenses for such period related to the consummation of any Acquisition (including any restructuring charges and any non-recurring integration costs for such period), provided that such charges, fees, costs and expenses are incurred within 18 months following the consummation of such Acquisition, in an aggregate amount for any period of four consecutive fiscal quarters not to exceed US$100,000,000, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) all extraordinary gains for such period, (ii) equity in net income of unconsolidated affiliates and other minority interest net income for such period (except to the extent actually distributed or paid to the Company or a Subsidiary), (iii) interest income for such period, (iv) all cash payments in such period in respect of items that were reflected in any prior period as non-cash charges of the sort referred to in clause (a)(iv) above and (v) noncash items of income for such period that represent the reversal of any accrual for anticipated cash charges made in a prior period, but only to the extent such accrual did not reduce Consolidated EBITDA for such prior period, all determined on a consolidated basis in accordance with GAAP.  In the event that the Company or any Subsidiary shall have completed since the beginning of the relevant period an acquisition or disposition of any Person, division or business unit for which the Company is required to file pro forma financial statements with the SEC, Consolidated EBITDA shall be determined (and if the Company is not so required to file such financial statements, Consolidated EBITDA may, at the election of the Company exercised in good faith (and so long as such election is also made with respect to the Adjusted Consolidated Total Indebtedness) be determined) for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (but excluding therefrom any portion thereof attributable to any noncontrolling interest in any Subsidiary); provided that, to the extent included therein, there shall be excluded the net income or loss attributable to any discontinued operations of the Company and the Subsidiaries.

“Consolidated Stockholders’ Equity” means, at any time, the stockholders’ equity of the Company at the end of the then most recent period of four consecutive fiscal quarters for which consolidated financial statements of the Company have been delivered pursuant to Section 5.01(a) or 5.01(b) or, prior to the delivery of any such financial statements, at July 31, 2011, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means each Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Declining Lender” has the meaning assigned to such term in Section 2.09.

“Default” means any event or condition that constitutes, or upon notice or lapse of time or both would become, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Borrower, any Subsidiary or any other Affiliate of the Borrower.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all material laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA and, on and after the effectiveness of Title I of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA (or, after the effectiveness of Title II of the Pension Act, that it is in endangered or critical status, within the meaning of Section 305 of ERISA); or (h) on and after the effectiveness of Title I of the Pension Act, a determination that any Plan is or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places), supplied to the Administrative Agent at its request by the Reference Banks (or such of the Reference Banks as shall supply such rates in response to such request), quoted by the Reference Banks to leading banks in the European interbank market for the offering of deposits in Euro for a period comparable to the Interest Period for such Borrowing, in each case as of 11:00 a.m., Brussels time, on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.

“Euro” or “€” means the single currency unit of the member States of the European Community that adopt or have adopted the Euro as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Events of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any Alternative Currency, the rate at which such Alternative Currency may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters World Currency Page for such currency; provided that in the event that such rate does not appear on the Reuters World Currency Page, the Administrative Agent may use any reasonable method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Five-Year Credit Agreement dated as of May 11, 2007, as heretofore amended, among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.09.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Borrower, the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer, any assistant treasurer or the controller of such Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary of the Company that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other similar governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), in good faith by a Financial Officer of the Company)).

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination values determined in accordance therewith (but not yet paid), such termination values, and (b) for any date prior to the date referenced in clause (a), the mark-to-market values for such Hedging Agreements, determined based on one or more mid-market or other readily available quotations provided by any recognized dealer in Hedging Agreements of such type (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Increasing Lender” has the meaning assigned to such term in Section 2.08(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable incurred in the ordinary course of business and (ii) earn-outs, hold-backs and similar deferred payment of consideration in acquisitions (but only to the extent that no payment is then owed thereunder)), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all Securitization Transactions of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Repurchase Obligations.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated September 2011 relating to the Company and the Transactions.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any LIBOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid.

“Interest Period” means, with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is two weeks or one, two, three or six months (or, if agreed to by each Lender, one week or nine or twelve months) thereafter, as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a LIBOR Borrowing or EURIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Citibank N.A., Bank of America, N.A. and each other Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“LC Disbursement” means a payment made by any Issuing Bank in respect of a Letter of Credit.

“LC Expiration Date” has the meaning assigned to such term in Section 2.05(c).

“LC Exposure” means, at any time, (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Accession Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued and outstanding under this Agreement.

“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, the applicable Screen Rate at approximately 11:00 a.m., London time, on the Quotation Date for such currency for such Interest Period, as the rate for deposits of such currency with a maturity comparable to such Interest Period.  In the event that no Screen Rate is available for such currency at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Borrowing denominated in such currency for such Interest Period shall be the rate at which deposits of such currency in an amount equal to the Borrowing Minimum for such currency and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Date for such currency.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any assignment or sale of any income or revenues (including accounts receivable) or rights in respect thereof.

“Loan Documents” means this Agreement, each Accession Agreement, each agreement referred to in Section 2.05(j) and each promissory note delivered pursuant to this Agreement.

“Loan Party” means the Company, in its capacity as a Borrower and as a guarantor of the Obligations of the other Borrowers pursuant to Article IX, and each Borrowing Subsidiary.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, London time.

“London Agent” means J.P. Morgan Europe Limited, in its capacity as London agent for the Lenders hereunder, or any successor appointed in accordance with Article VIII.

“Mandatory Costs Rate” has the meaning assigned to such term in Exhibit E.

“Material Adverse Effect” means (a) a materially adverse effect on the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Company to perform its obligations hereunder or (c) a material impairment of the rights or remedies available to the Lenders or the Administrative Agent hereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding US$100,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of (a) any Hedging Agreements at any time shall be the Hedge Termination Value thereof at such time and (b) any Securitization Transaction shall be determined as set forth in the definition of such term.

“Material Subsidiary” means any Subsidiary (a) that is a Subsidiary Borrower, (b) the consolidated assets of which equal 5.00% or more of the consolidated assets of the Company and the Subsidiaries as of the last day of the most recent fiscal quarter of the Company or (b) the consolidated revenues of which equal 5.00% or more of the consolidated revenues of the Company and the Subsidiaries for the most recent period of four consecutive fiscal quarters; provided that if at the end of the most recent fiscal quarter or for the most recent period of four consecutive fiscal quarters the consolidated assets or consolidated revenues of all Subsidiaries that under clauses (b) and (c) above would not constitute Material Subsidiaries shall have exceeded 15% of the consolidated assets or 15% of the consolidated revenues of the Company and the Subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated assets until such excess shall have been eliminated.

“Maturity Date” means October 20, 2016, as such date may be extended pursuant to Section 2.09.

“Maturity Date Extension Request” means a request by the Company, substantially in the form of Exhibit F hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.09.

“MNPI” means material information concerning the Company and the other Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the United States Securities Act of 1933 and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to its ratings agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA which the Company or any ERISA Affiliate (other than any Person considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) has maintained, sponsored, contributed to or accrued an obligation to contribute to, or has within any of the preceding six plan years maintained, sponsored, contributed to or accrued an obligation to contribute.

“Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 10.02, and that has been consented to by the Required Lenders.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Obligations” means, with respect to any Borrower, the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by such Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral, and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of such Borrower under this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Lender or Issuing Bank and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006.

“Permitted Liens” means:

(a)  Liens imposed by law for Taxes that are not yet due and payable or are being contested in compliance with Section 5.05;

(b)  statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and suppliers, and similar Liens imposed by Law, in each case incurred in the ordinary course of business for sums not yet delinquent by more than 30 days or being contested in good faith;

(c)  Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, disability or unemployment insurance, old-age pensions, retiree health benefits and other similar plans or programs and other social security laws or regulations;

(d)  deposits to secure the performance of (or to secure letters of credit or letters of guarantee that secure the performance of) bids, trade contracts, leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  leases, licenses, subleases or sublicenses granted to others (other than as security for Indebtedness) not interfering in any material respect with the ordinary conduct of the business of the Company and the Subsidiaries, taken as a whole;

(f)  (i) easements, covenants, conditions, restrictions, zoning restrictions, building codes, land use laws, leases, subleases, licenses, rights of way, minor irregularities in, or lack of, title and similar encumbrances affecting real property, (ii) with respect to any lessee’s or licensee’s interest in real or personal property, mortgages, liens, rights and obligations and other encumbrances arising by, through or under any owner, lessor or licensor thereof and (iii) leases, licenses, rights and obligations in connection with patents, copyrights, trademarks, tradenames and other intellectual property, in each case that do not secure the payment of Indebtedness to the extent, in the case of each of clauses (i), (ii) and (iii), that the Liens referred to therein do not, in the aggregate, materially detract from the value of the affected property as used by the Company or any Subsidiary in the ordinary course of business or interfere in any material respect with the ordinary conduct of the business of the Company and the Subsidiaries, taken as a whole;

(g)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII, and deposits securing appeal or other surety bonds related to such judgments;

(h)  Liens in favor of any Governmental Authority (i) to secure partial progress, advance or other payments pursuant to any contract or statute or (ii) to secure any Indebtedness incurred for the purpose of financing all or part of the purchase price or cost of constructing or improving the property subject to such Liens;

(i)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)  customary landlords’ Liens under leases to which such Person is a party;

(k)  Liens arising under short-term repurchase agreements or reverse repurchase agreements with respect to US Treasury securities or other cash equivalent investments, short-term securities lending and securities borrowing agreements and similar transactions employed in connection with the management of cash and cash equivalents and short-term investments;

(l)  normal and customary rights of setoff, banker’s Liens and similar rights in respect of deposits of cash, or in respect of investment securities accounts, in favor of banks or other depository institutions; and

(m)  sales, assignments, transfers or dispositions of accounts receivable in the ordinary course of business for purposes of collection (but not as part of any Securitization Transaction or factoring arrangement).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.12(c).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Basis”, when used in reference to any computations, means that such computations are to be made on a basis that gives effect to the applicable acquisition or disposition as if such acquisition or disposition had occurred on the date specified, in a manner consistent with the requirements of the SEC for pro forma financial information set forth in Article 11 of Regulation S-X under the Exchange Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Quotation Day” means (a) with respect to any currency (other than Sterling and Euro) for any Interest Period, two Business Days prior to the first day of such Interest Period, (b) with respect to Sterling for any Interest Period, the first day of such Interest Period and (c) with respect to Euro for any Interest Period, the day two TARGET Days before the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Applicable Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Recipient” means (a) the Agents, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Banks” means, in relation to EURIBOR, the principal London office of JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Administrative Agent in consultation with the Company.

“Register” has the meaning assigned to such term in Section 10.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Interbank Market” means (a) with respect to any currency other than Euros, the London interbank market and (b) with respect to Euros, the European interbank market.

“Repurchase Obligations” means, at any time, the aggregate amount of all accrued, absolute or contingent repurchase obligations (including repurchase obligations that become due on a future date) of the Company and the Subsidiaries at such time, in each case to the extent such amounts would be shown as liabilities on a consolidated balance sheet of the Company as of such time prepared in accordance with GAAP.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the aggregate Revolving Credit Exposures and unused Commitments at such time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) the sum of the US Dollar Equivalents of the principal amounts of such Lender’s outstanding Revolving Loans, (b) the amount of such Lender’s LC Exposure and (c) the amount of such Lender’s Swingline Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition or construction of the subject property shall not be deemed to be a “Sale-Leaseback Transaction”.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, the British Bankers Association Interest Settlement Rate for such Interest Period as set forth on the applicable Reuters screen (and if such service ceases to be available, another service displaying the appropriate rate designated by the Administrative Agent) and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the applicable Reuters screen (and if such services ceases to be available, another service displaying the appropriate rate designated by the Administrative Agent).

“SEC” means the United States Securities and Exchange Commission.

“Securitization Transaction” means any transfer by the Company or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers.  The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivables or interests therein transferred pursuant to such Securitization Transaction net of any such accounts receivables or interests therein that have been written off as uncollectible.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor by merger or consolidation to its rating agency business.

“Specified Post-Acquisition Period” means, with respect to any Acquisition, the period beginning on the date such Acquisition is consummated and ending on the date that is 180 days thereafter.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the aggregate Swingline Exposure.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agents” means Citibank, N.A. and Bank of America, N.A., in their capacities as syndication agents with respect to the credit facility established hereunder.

“TARGET Day” means any day on which both (a) the TARGET payment system (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro and (b) banks in London are open for general business.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Company and the other Borrowers of this Agreement, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the Adjusted LIBO Rate or the Alternate Base Rate, in the case of Loans denominated in US Dollars, (b) the Adjusted LIBO Rate, in the case of Loans denominated in Alternative Currencies (other than Euros) or (c) the Adjusted EURIBO Rate, in the case of Loans denominated in Euros.

“Unrestricted Cash” means cash and cash equivalents that are not subject to any Lien other than any Lien permitted under clause (a) or (l) of the definition of the term “Permitted Lien”.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.05(e).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“US Borrowing Subsidiary” means any Borrowing Subsidiary that is a US Subsidiary.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“US Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Yen” means the lawful currency of Japan.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving

Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein, or to any other accounting principle, if in each case, such election or such other accounting principle results in the amount of such Indebtedness being below or above the stated principal amount of such Indebtedness.

SECTION 1.05.  Currency Translation.  The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency two Business Days prior to the initial Interest Period therefor and as of the date two Business Days prior to the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall, except as provided in the next sentence, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section.  The Administrative Agent may also determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of such other dates as such Applicable Agent shall determine, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Borrowing until the next calculation thereof pursuant to this Section.  The Administrative Agent shall notify the Company and the applicable Lenders of each determination of the US Dollar Equivalent of each Borrowing.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company and the Borrowing Subsidiaries, denominated in US Dollars or Alternative Currencies, from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (a) such Lender’s Revolving Credit Exposure exceeding its Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans denominated in the same currency and made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b)  Subject to Section 2.14, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or LIBOR Loans, as the applicable

Borrower may request in accordance herewith, (ii) each Revolving Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans and (iii) each Revolving Borrowing denominated in an Alternative Currency (other than Euros) shall be comprised entirely of LIBOR Loans.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, and at the time each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an integral multiple of US$1,000,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 LIBOR Revolving Borrowings and EURIBOR Revolving Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Revolving Borrowings.  To request a Revolving Borrowing, the applicable Borrower shall notify the Applicable Agent (a) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a LIBOR Revolving Borrowing denominated in an Alternative Currency or a EURIBOR Revolving Borrowing, not later than 12:00 noon, Local Time, three Business Days before the proposed Borrowing and (c) in the case of an ABR Revolving Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall be made by hand delivery or fax to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by a Financial Officer of the applicable Borrower (or, in the case of any Borrowing denominated in US Dollars, by telephone notification, confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Financial Officer of the applicable Borrower).  Each such telephonic or written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)  the Borrower requesting such Borrowing;

(b)  the currency (which shall be US Dollars or an Alternative Currency) and the principal amount of such Borrowing;

(c)  the date of such Borrowing, which shall be a Business Day;

(d)  if such Borrowing is denominated in US Dollars, the Type of such Borrowing;

(e)  in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f)  the location and number of the account to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement; and

(g)  in the case of a Borrowing by a Borrowing Subsidiary that is not a US Borrowing Subsidiary, the jurisdiction from which payments of the principal and interest on such Borrowing will be made.

If no currency is specified with respect to any requested Revolving Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars.  If no election as to the Type of Revolving Borrowing denominated in US Dollars is specified, then the requested Revolving Borrowing shall be an ABR Revolving Borrowing.  If no Interest Period is specified with respect to any requested LIBOR Revolving Borrowing or a EURIBOR Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in US Dollars to the Company and the Borrowing Subsidiaries from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding US$50,000,000, (ii) the total Revolving Credit Exposures exceeding the total Commitments and (iii) in the event the Existing Maturity Date shall have been extended as provided in Section 2.09, the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date and the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date exceeding the total Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Swingline Loans; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent by telephone, confirmed promptly by hand delivery or fax, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date of such Swingline Loan (which shall be a Business Day) and the principal amount of such Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received by it.  The Swingline Lender shall make each Swingline Loan available to applicable Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan identified by the applicable Borrower in its notice to be made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank identified in such notice) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will be required to participate.  Promptly following receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in Swingline Loans is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender further acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan was made, the Required Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02 would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, such Swingline Lender shall not have any obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Lender shall comply with its obligations under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the relevant

Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the relevant Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

SECTION 2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, any Borrower may request any Issuing Bank to issue Letters of Credit (or to amend, renew or extend outstanding Letters of Credit) denominated in US Dollars for its own account or, so long as the Company is a joint and several co-applicant with respect thereto, for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be an account party in respect of any such Letter of Credit).

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit, other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the requesting Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$75,000,000, (ii) the total Revolving Credit Exposures will not exceed the total Commitments and (iii) in the event the Existing Maturity Date shall have been extended as provided in Section 2.09, the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date and the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date shall not exceed the total Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Swingline Loans.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) except as set forth below with respect to Collateralized Letters of Credit, the date that is five Business Days prior to the Maturity Date (the “LC Expiration Date”); provided that at the request of the applicable Borrower, any Letter of Credit may provide for automatic renewals for additional periods of up to one year subject to a right on the part of the applicable Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary during a specified period in advance of any such renewal, and the failure of such Issuing Bank to give such notice by the end of such period shall for all purposes hereof be deemed an extension of such Letter of Credit; provided further that in no event shall any Letter of Credit, as extended from time to time, expire on any date following the LC Expiration Date.  Notwithstanding clause (ii) of the preceding sentence, (A) any Collateralized Letter of Credit may, with the consent of the Issuing Bank that issued such Collateralized Letter of Credit, expire on any date following the LC Expiration Date and (B) any Letter of Credit that contains a customary “evergreen” provision may renew pursuant to such evergreen provision to an expiration date following the LC Expiration Date if such Letter of Credit becomes a Collateralized Letter of Credit at least 15 Business Days prior to the latest date upon which the applicable Issuing Bank would be entitled to terminate such Letter of Credit prior to its automatic renewal pursuant to such “evergreen” provision.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that issued such Letter of Credit hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage from time to time of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC

Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason.  Subject to paragraph (m) of this Section, each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the latest date upon which the applicable Issuing Bank would be entitled to terminate such Letter of Credit prior to its automatic renewal), the Required Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02 would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e)  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If such Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent of such failure in accordance with paragraph (l) of this Section, and the Administrative Agent shall in turn notify each Lender of the applicable LC Disbursement, the amount of the payment then due from such Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the Unreimbursed Amount, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder.  None of the Agents, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other event or circumstance; provided that nothing in this Section shall be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (such absence to be presumed unless otherwise determined by a final, non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it.  The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by fax) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders of their obligations with respect to any such LC Disbursement.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement at the rate per annum then applicable to ABR Revolving Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the aggregate amount of LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each applicable Borrower shall deposit in respect of each outstanding Letter of Credit issued for such Borrower’s account (or, in the case of the Company, with respect to which it is a co-applicant), in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the applicable Issuing Bank, an amount in cash equal to the portion of the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to cash collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company or any Borrower described in clause (h) or (i) of Article VII.  The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or Section 2.21.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Monies in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of Lenders with LC Exposures representing more than 50% of the aggregate amount of LC Exposure and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement.  If the Borrowers are required to provide cash collateral hereunder as a result of the occurrence of an Event of Default, such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.  If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as promptly as practicable, to the extent that, after giving effect to such return, the aggregate Revolving Credit Exposure would not exceed the aggregate Commitments and no Event of Default shall have occurred and be continuing.  If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.21, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as promptly as practicable, to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(j)  Designation of Additional Issuing Banks.  From time to time, the Company may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below.  The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in a form satisfactory to the Company and the Administrative Agent, executed by such Lender, the Company and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

(k)  Termination of an Issuing Bank.  The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank and the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof.  At the time any such termination shall become effective, the Company shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not issue additional Letters of Credit.

(l)  Issuing Bank Reports.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on any Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iii) on any Business Day on which the applicable Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)  Collateralized Letters of Credit.  Notwithstanding anything to the contrary in this Section, the obligations of the Lenders to acquire participations in Letters of Credit and to reimburse any Issuing Bank for Unreimbursed Amounts (other than Unreimbursed Amounts arising from LC Disbursements made prior to the Maturity Date) shall terminate with respect to any Collateralized Letter of Credit on the Maturity Date (it being understood that the Lenders shall continue to participate in, and shall be required to reimburse in accordance with this Section, any LC Disbursement made prior to the Maturity Date).  Any participation held by any Lender in a Collateralized Letter of Credit on the Maturity Date (other than in respect of any Unreimbursed Amounts arising from LC Disbursements made prior to the Maturity Date) shall be deemed to have been assigned on the Maturity Date to the Issuing Bank that issued such Collateralized Letter of Credit.

SECTION 2.06.  Funding of Revolving Borrowings.  (a)  Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:30 p.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the

Lenders.  The Applicable Agent will make such Revolving Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the account designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans identified by the applicable Borrower in the applicable Borrowing Request to be made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Revolving Loan pursuant to Section 2.13 (it being understood that nothing in this paragraph shall require any Borrower to pay any interest in duplication of the interest payable under such Section).

SECTION 2.07.  Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request or as otherwise provided in Section 2.03 and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the applicable Borrower may elect to convert such Revolving Borrowing (if denominated in US Dollars) to a Revolving Borrowing of a different Type or to continue such Revolving Borrowing and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement.  A Borrower may elect different options with respect to different portions of an affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Revolving Borrowing and the Loans resulting from an election made with respect to any such portion shall be considered a separate Revolving Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the electing Borrower shall notify the Applicable Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type, and in the currency, resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be made by hand delivery or fax to the Applicable Agent of a written Interest Election Request in a form approved by the Applicable Agent and signed by a Financial Officer on behalf of the applicable Borrower (or, in the case of any Borrowing denominated in US Dollars, by telephonic notification, confirmed promptly by hand delivery or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Financial Officer on behalf of the applicable Borrower).  Notwithstanding any other provision of this Section, a Borrower shall not be permitted to change the currency of any Borrowing or to elect an Interest Period for LIBOR Loans or EURIBOR Loans that does not comply with Section 2.02(d).

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing;

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  the Type of the resulting Borrowing, which shall comply with Section 2.02(b); and

(iv)  if the resulting Borrowing is to be a LIBOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Revolving Borrowing.

(e)  If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, such Borrowing shall be converted to an ABR Revolving Borrowing and (ii) in the case of any other LIBOR Revolving Borrowing or a EURIBOR Revolving Borrowing, such Borrowing shall be continued as a Borrowing of the applicable Type and currency for an Interest Period of one month.

(f)  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers (provided that no such notice shall be required in the case of any Event of Default under clause (h) or (i) of Article VII with respect to any Borrower), then, so long as an Event of Default is continuing (i) in the case of Borrowings denominated in US Dollars, no outstanding Revolving Borrowing may be converted to or continued as a LIBOR Borrowing and, unless repaid, each LIBOR Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto and (ii) in the case of Borrowings denominated in Alternative Currencies, unless repaid, each LIBOR Revolving Borrowing and EURIBOR Borrowing shall be continued as a LIBOR Revolving Borrowing or a EURIBOR Revolving Borrowing, as applicable, with an Interest Period of one month.

SECTION 2.08.  Termination, Reduction and Increase of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)  The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$10,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect thereto and any concurrent prepayment of the Loans in accordance with Section 2.11, the total Revolving Credit Exposures would exceed the total Commitments.

(c)  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)  The Company may from time to time, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) executed by the Company and one or more financial institutions (which may include any Lender) that are willing to extend a Commitment or, in the case of any such financial institution that is already a Lender, to increase its Commitment (any such financial institution referred to in this Section being called an “Increasing Lender”), cause the total Commitments to be increased by such new or incremental Commitments of the

Increasing Lenders, in an amount for each Increasing Lender as set forth in such notice; provided that (i) the aggregate principal amount of any increase in the total Commitments made pursuant to this Section shall not be less than US$25,000,000 and the aggregate principal amount of all such increases shall not exceed US$300,000,000, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the prior written approval of the Administrative Agent, each Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed Accession Agreement.  New Commitments and increases in Commitments created pursuant to this Section shall become effective (A) in the case of an Increasing Lender already a Lender under this Agreement, on the date specified in the applicable notice delivered pursuant to this Section and (B) in the case of an Increasing Lender not already a Lender under this Agreement, on the effective date of the applicable Accession Agreement.  Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder.  Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless (1) the Administrative Agent shall have received documents consistent with those delivered under Sections 4.01(b) and 4.01(c) as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase and (2) on the date of such increase, the conditions set forth in Sections 4.02(a) and 4.02(b) shall be satisfied (with all references in such Sections to a Borrowing being deemed to be references to such increase and without giving effect to the parenthetical in Section 4.02(a)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.  Following any extension of a new Commitment or increase of a Lender’s Commitment pursuant to this paragraph, any Loans outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interests Periods applicable thereto, and shall then be repaid and, if the Borrowers shall so elect, refinanced with new Revolving Loans made pursuant to Section 2.01 ratably in accordance with the Commitments in effect following such extension or increase.

SECTION 2.09.  Extension of Maturity Date.  The Company may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 45 days and not more than 75 days prior to any anniversary of the Effective Date, request that the Lenders extend the Maturity Date for an additional period of one year; provided that there shall be no more than two extensions of the Maturity Date pursuant to this Section.  Each Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Maturity Date Extension Request from the Company, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender”, and each Lender declining to agree to a requested extension being called a “Declining Lender”).  Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender.  If Lenders constituting the Required Lenders shall have agreed to a Maturity Date Extension Request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect.  The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Lender.  The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”).  The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of their Loans pursuant to Section 2.11 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the total Revolving Credit Exposures would not exceed the total Commitments.  Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to and in accordance with Section 2.19(b), at any time prior to the Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution that will agree to the applicable Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender.  Notwithstanding the foregoing, (a) the Availability Period and the Maturity Date (without taking into consideration any extension pursuant to this Section 2.09), as such terms are used in reference to any Issuing Bank or any Letters of Credit issued by such Issuing Banks or the Swingline Lender or any Swingline Loans made by the Swingline Lender, may not be extended without the prior written consent of such Issuing Bank or the Swingline Lender, as applicable (it being understood and agreed that, in the event any Issuing Bank or the Swingline Lender shall not have consented to any such extension, (i) such Issuing Bank or the Swingline Lender, as applicable, shall continue to have all the rights and obligations of an Issuing Bank or the Swingline Lender, as applicable, hereunder through the Existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend, extend or renew any Letter of Credit or to make any Swingline Loan, as applicable (but shall, in each case, continue to be entitled to the benefits of Sections 2.04, 2.05, 2.15, 2.17, 10.03 and 10.09, as applicable, as to Letters of Credit or Swingline Loans issued or made prior to such time), and (ii) the Borrowers shall cause the LC Exposure attributable to Letters of Credit issued by such Issuing Bank and the Swingline Exposure to be zero no later than the day on which such LC Exposure or Swingline Exposure, as applicable, would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to any effectiveness of the extension of the applicable Existing Maturity Date pursuant to this paragraph (and, in any event, no later than the Existing Maturity Date)) and (b) no extension of the Maturity Date pursuant to this paragraph shall become effective unless on the anniversary of the Effective Date that immediately follows the date on which the Company delivers the applicable Maturity Date Extension Request, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such extension and without giving effect to the parenthetical in Section 4.02(a)) and, if reasonably requested by the Administrative Agent, the Administrative

Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company as well as documents consistent with those delivered under Sections 4.01(b) and 4.01(c) as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such extension.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.  (a)  Each Borrower hereby unconditionally promises to pay to (i) the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date (in the case of any Declining Lender, without giving effect to the extension thereof pursuant to Section 2.09) and (ii) the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Maturity Date and the first Business Day after such Swingline Loan is made that is the 15th day or the last day of a calendar month and that is at least two Business Days after the day on which such Swingline Loan shall have been made; provided that on each date on which a Revolving Borrowing is made by a Borrower, such Borrower shall repay all Swingline Loans then outstanding for the account of such Borrower.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Agents shall maintain accounts in which they shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agents hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or any Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans or pay any other amounts due hereunder in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Company and the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.  (a)  Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b)  If the total Revolving Credit Exposures shall exceed the total Commitments, then (i) if any Revolving Borrowings or Swingline Loans are outstanding, (A) on the last day of any Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing and (B) on each other day on which any ABR Revolving Borrowing or Swingline Loan shall be outstanding, the Borrowers shall prepay Revolving Borrowings, and Swingline Loans in an aggregate amount equal to the lesser of (x) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (y) the amount of the applicable Borrowings referred to in clause (A) or (B), as applicable, and (ii) if no Revolving Borrowings or Swingline Loans are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(i) in an aggregate amount equal to the lesser of (A) the amount equal to such excess and (B) the aggregate amount of the LC Exposures.  If the total Revolving Credit Exposure on the last day of any month shall exceed 105% of the total Commitments, then the Borrowers shall, not later than the next Business Day, prepay one or more Revolving Borrowings or Swingline Loans (and, if no Revolving Borrowings or Swingline Loans are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(i)) in the amount necessary to eliminate such excess.

(c)  Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d)  The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by a written notice signed by a Financial Officer on behalf of the applicable Borrower of any prepayment of a Borrowing hereunder (i) in the case of a LIBOR Borrowing denominated in US Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (ii) in the case of a LIBOR Borrowing denominated in an Alternative Currency or a EURIBOR Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (iii) in the case of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, on the date of such prepayment and (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c).  Promptly following receipt of any such notice, the Applicable Agent shall advise the

Lenders of the contents thereof.  Each optional partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

SECTION 2.12.  Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and on the date on which the Commitments shall have terminated and the Lenders shall have no Revolving Credit Exposure; provided that facility fees accruing after the Commitments shall have terminated shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to it) for distribution, in the case of facility fees and Letter of Credit participation fees, to the Persons entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate set forth under the caption “ABR Margin” in the definition of such term.

(b)  The Loans comprising each LIBOR Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate set forth under the caption “LIBOR/EURIBOR Margin” in the definition of such term.

(c)  The Loans comprising each EURIBOR Revolving Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate set forth under the caption “LIBOR/EURIBOR Margin” in the definition of such term.

(d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion or continuation of any LIBOR Revolving Loan or any EURIBO Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or continuation.  All interest shall be payable in the currency in which the applicable Loan is denominated.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that (a) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days and (b) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Adjusted LIBO Rate, Adjusted EURIBO Rate or Alternate Base Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Borrowing or a EURIBOR Borrowing:

(a)  the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, for such Interest Period; or

(b)  the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate or Adjusted EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or fax as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, an affected LIBOR Borrowing or EURIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing shall (A) if denominated in US Dollars, be continued as an ABR Borrowing, or (B) otherwise, bear interest, from and after the end of the immediately preceding Interest Period applicable thereto, at a rate equal to the rate per annum determined by the Administrative Agent to be representative of the Lenders’ cost of funding the applicable Loans (with the applicable Borrower and each Lender agreeing that the Administrative Agent may make such determination in any manner it determines is reasonable, and that such determination shall be conclusive) plus the Applicable Rate set forth under the caption “LIBOR/EURIBOR Margin” in the definition of such term, (iii) any affected EURIBOR Borrowing shall bear interest, from and after the end of the immediately preceding Interest Period applicable thereto, at a rate equal to the rate per annum determined by the Administrative Agent to be representative of the Lenders’ cost of funding the applicable Loans (with the applicable Borrower and each Lender agreeing that the Administrative Agent may make such determination in any manner it determines is reasonable, and that such determination shall be conclusive) plus the Applicable Rate set forth under the caption “LIBOR/EURIBOR Margin” in the definition of such term and (iv) any Borrowing Request for an affected LIBOR Borrowing or EURIBOR Borrowing shall (A)

in the case of a Borrowing denominated in US Dollars, be deemed to be a request for an ABR Revolving Borrowing or (B) in all other cases, be ineffective.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or any Issuing Bank;

(ii)  impose on any Lender, any Issuing Bank or the London or European interbank market any other condition (other than Taxes) affecting this Agreement or LIBOR Loans, EURIBOR Loans or any Letter of Credit or participations therein; or

(iii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan or EURIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)  If the cost to any Lender of making or maintaining any Loan or the cost to any Lender or any Issuing Bank of participating in, issuing or maintaining any

Letter of Credit to a Borrowing Subsidiary is increased (or the amount of any sum received or receivable by any Lender or any Issuing Bank (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender or such Issuing Bank, as the case may be, to be material, by reason of the fact that such Borrowing Subsidiary is incorporated in, has its principal place of business in, or borrows from, a jurisdiction outside the United States, such Borrowing Subsidiary shall indemnify such Lender or such Issuing Bank from time to time for such increased cost or reduction.

(d)  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section and the manner in which such amount or amounts have been determined, shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay or cause the applicable Borrower to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law or other circumstance giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law or other circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional prepayment of Loans), (b) the conversion of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date or in the amount specified in any notice delivered pursuant hereto or (d) the assignment of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (but not for any anticipated profits) attributable to such event, including, if any of the foregoing Loans are denominated in any Alternative Currency, the actual costs and expenses of such Lender attributable to the premature unwinding of any hedging agreement entered into by such Lender in respect of the foreign currency exposure attributable to such Loan.  In the case of a LIBOR Loan or EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable, that would have been applicable to such Loan (and, for avoidance of doubt, without giving effect to any Applicable Rate that would otherwise have been applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the London interbank market.  The Borrowers shall also compensate each Lender for the loss, cost or expense attributable to any failure by a Borrower to deliver a timely Interest Election Request with respect to a LIBOR Borrowing or a EURIBOR Borrowing.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for Taxes except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) required the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The relevant Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Each Lender shall severally indemnify the Agents, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agents for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agents in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by either Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agents to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Borrower is resident or located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by law or reasonably requested by the Company or any Agent, as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation (together, if requested by such Lender, with a certified English translation thereof).  In addition, any Lender, if reasonably requested by the Company or any Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or any Agent as will enable the Company or the Agents to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)  any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)  if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of the indemnified party, agrees to repay the amount paid pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or otherwise) prior to the time required hereunder for such payment or, if no such time is expressly required, prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without any defense, set-off, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Applicable Agent for the account of the applicable Lenders to such account as the Applicable Agent shall from time to time specify in one or more notices delivered to the Company, except that payments to be made directly to an Issuing Bank or the Swingline Lender as provided herein shall be so directly made and payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto.  Each Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder and under each other Loan Document of principal or interest in respect of any Loan shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars.  Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

(b)  If at any time insufficient funds are received by and available to the Agents to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, LC Disbursements or Swingline Loans to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including pursuant to Section 2.09) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(d)  Unless an Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders or Issuing Bank hereunder that the such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each applicable Lender or Issuing Bank, as the case may be, severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at a rate determined by such Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it hereunder to or for the account any Agent, any Issuing Bank or the Swingline Lender, then each Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by such Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to this Agreement (including pursuant to Sections 2.04(c), 2.05(e), 2.06(b), 2.18(d) or 10.03(c)), in each case in such order as shall be determined by such Agent in its discretion.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests any payments under Section 2.15, or if any Loan Party is required to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)  If (i) any Lender requests any payments under Section 2.15, (ii) any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender becomes a Declining Lender or (v) any Lender becomes a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender (which consent shall not unreasonably be withheld), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (D) in the case of any such assignment and delegation resulting from the status of such Lender as a Declining Lender, the assignee shall have agreed to the applicable Maturity Date Extension Request and (E) in the case of any such assignment and delegation resulting from the status of such Lender as a Non-Consenting Lender, such assignment, together with any assignments by other Non-Consenting Lenders, will enable the Company to obtain sufficient consents to cause the applicable amendment, modification or waiver to become effective.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20.  Designation of Borrowing Subsidiaries.  The Company may at any time and from time to time designate, subject to the provisions of this Section 2.20, any wholly owned Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall make a copy thereof available to each Lender.  Unless any Lender shall inform the Administrative Agent within 10 Business Days (or, in the case of any such Subsidiary that is a Foreign Subsidiary, 15 Business Days) following the receipt of such Borrowing Subsidiary Agreement by such Lender that it is unlawful for such Lender to extend credit to such Subsidiary, such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement.  Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings under this Agreement.

SECTION 2.21.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  facility fees shall continue to accrue on the amount of the Commitment of such Defaulting Lender pursuant to Section 2.12(a) only to the extent of the Revolving Credit Exposure of such Defaulting Lender (excluding any portion thereof constituting Swingline Exposure or LC Exposure of such Defaulting Lender that is subject to reallocation under clause (c)(i) below);

(b)  the Commitment and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)  if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)  the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c)) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(e) and 2.05(f)) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure (in each case, excluding the portion thereof referred to above) does not exceed the sum of all Non-Defaulting Lenders’ Commitments;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent or an Issuing Bank (provided that such Issuing Bank shall immediately also notify the Administrative Agent) (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated as set forth in such clause and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated as set forth in such clause in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iii)  if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)  if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted to give effect to such reallocation;

(v)  if all or any portion of such Defaulting Lender’s Swingline Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor reduced pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Swingline Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender with respect to such portion of its Swingline Exposure shall be payable to the Swingline Lender until and to the extent that such Swingline Exposure is reallocated and/or reduced to zero; and

(vi)  if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender with respect to such portion of its LC Exposure, and all participation fees payable under Section 2.12(b) with respect to such portion of its LC Exposure, shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of the LC Exposure of such Defaulting Lender attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)  so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Commitments of the Non-

Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with clause (c) above, and participating interests in any such funded Swingline Loan or in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

(e)  In the event that (i) a Bankruptcy Event with respect to a Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the applicable Borrower or such Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(f)  In the event that the Administrative Agent, the Company the Swingline Lender and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Company and each other Borrower represents and warrants to the Lenders and the Issuing Banks that:

SECTION 3.01.  Organization; Powers.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is recognized in the jurisdiction of organization thereof) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not be materially likely to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (c) will not violate any applicable law, rule or regulation or any order of any Governmental Authority, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries pursuant to the terms of any indenture, agreement or other instrument binding on the Company or any of its Subsidiaries, except in each case (other than in the case of clause (b) or (e)), where the absence of such consent or approval, or the failure to make such registration or filing, or take such other action, or such violation, default or payment would not be materially likely, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Company has heretofore furnished to the Lenders (i) its consolidated balance sheets and statements of operations, stockholders equity and cash flows as of the end of and for the fiscal year ended October 31, 2010, reported on by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and (ii) its consolidated balance sheet and statement of operations and cash flows as of the end of and for the fiscal quarters ended January 31, 2011, April 30, 2011 and July 31, 2011, in each case certified by a Financial Officer of the Company (which certification requirement shall be deemed satisfied by the execution by a Financial Officer of the certification required to be filed by the SEC pursuant to Item 601 of Regulation S-K).  Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of such quarterly financial statements, to normal year-end adjustments and the absence of footnotes.

(b)  Since October 31, 2010, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) that would be materially likely, individually or in the aggregate, to have a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)  Except with respect to any matters that, individually or in the aggregate, would not be materially likely to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.06.  Compliance with Laws and Agreements.  Each of the Company and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not resulted and would not be materially likely to have a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.07.  Investment Company Status.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08.  Properties.  (a)  Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except where the failure to have such title or such leasehold interests, individually or in the aggregate, has not resulted in and would not be materially likely to have a Material Adverse Effect.

(b)  Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not be materially likely to have a Material Adverse Effect.

SECTION 3.09.  Federal Reserve Regulations.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the regulations of the Board of Governors, including Regulation U or Regulation X.  Not more than 25% of the value of the assets of the Company individually, or of the Company and the Subsidiaries on a consolidated basis, subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted (within the meaning of Regulation U), will consist of margin stock (as defined in Regulation U).

SECTION 3.10.  Taxes.  The Company and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them pursuant to said

Tax returns or pursuant to any assessment received by them, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves (to the extent required by GAAP) or (b) to the extent that the failure to do so would not, individually or in the aggregate, be materially likely to have a Material Adverse Effect.

SECTION 3.11.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would be materially likely to be expected to have a Material Adverse Effect.

SECTION 3.12.  Disclosure.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information (taken as a whole) furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made and at the time so furnished.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic image scan transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Agents, the Lenders and the Issuing Banks and dated the Effective Date) of (i) Marie Huber, Senior Vice President and General Counsel of the Company, and (ii) Fenwick & West LLP, counsel for the Company, covering such matters relating to the Company, this Agreement or the Transactions as the Administrative Agent shall reasonably request.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the

Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f)  The Administrative Agent and Lenders shall have received, at least five Business Days prior to the Effective Date, all documentation and other information relating to the Company requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(g)  Prior to or substantially contemporaneously with the effectiveness of this Agreement, all principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been or shall be paid in full and the commitments thereunder shall have been or shall be terminated, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to October 21, 2011.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of the Borrowers set forth in this Agreement (other than, with respect to any Borrowing occurring after the Effective Date, the representations set forth in Sections 3.04(b) and 3.05(a)) shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable

Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03.  Initial Credit Event for each Borrowing Subsidiary.  The obligation of the Lenders to make Loans to, and the obligations of the Issuing Banks to issue Letters of Credit for the account of, any Borrowing Subsidiary is subject to the satisfaction of the following conditions:

(a)  The Administrative Agent (or its counsel) shall have received the Borrowing Subsidiary Agreement with respect to such Borrowing Subsidiary, duly executed by all parties thereto.

(b)  The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrowing Subsidiary, the authorization and legality of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)  The Administrative Agent and Lenders shall have received, at least five Business Days prior to the making of such Loan or issuance of such Letters of Credit, all documentation and other information relating to such Borrowing Subsidiary requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, all LC Disbursements have been reimbursed and all Letters of Credit have expired or been terminated, the Company and each other Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Company will furnish to the Administrative Agent and each Lender:

(a)  within 90 days after the end of each fiscal year of the Company (or, if earlier, the date on which the Company files the same with the SEC), a copy of its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by a report of PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a

“going concern” or like qualification or exception and without any qualification or exception as to the scope of the related audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, the date on which the Company files the same with the SEC), a copy of its consolidated balance sheet and related statements of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and its related statement of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (which certification requirement shall be deemed satisfied by the execution by a Financial Officer of the certification required to be filed with the SEC pursuant to Item 601 of Regulation S-K);

(c)  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate signed by a Financial Officer of the Company (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07 (including whether any Acquisition Indebtedness or Available Unrestricted Cash has been excluded or deducted, as applicable, from the calculation of Adjusted Consolidated Total Indebtedness);

(d)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or distributed by the Company to its stockholders generally, as the case may be; and

(e)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company, any other Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov or the website of the Company at http://www.agilent.com and a confirming notice of such posting or availability shall have been delivered to the Administrative Agent (it being agreed that such notice may be delivered by electronic communication to an e-mail address provided by the Administrative Agent to the Company for such purpose, as such e-mail address may be modified by the Administrative Agent from time to time).  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  The Company will furnish to the Administrative Agent prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary that would be materially likely to have a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would be materially likely to be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding US$100,000,000; and

(d)  any other development that has had, or in the judgment of the Company would be materially likely to have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer setting forth the details of the event or development requiring such notice (or referring to a description of such event or development in the publicly available SEC filings of the Company) and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence.  The Company will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted by Section 6.04; provided that this Section shall not require the preservation of the legal existence of any Subsidiary that is not a Borrower if the Company shall determine that the preservation of such existence is no longer necessary or desirable in the conduct of the business of the Company and the Subsidiaries taken as a whole.

SECTION 5.04.  Businesses and Properties.  Except as otherwise permitted by Section 6.04 or where the failure to do so would not be materially likely to have a Material Adverse Effect, the Company will, and will cause each Subsidiary to, at all times (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and (b) maintain, preserve and protect all property material to the conduct of such business.

SECTION 5.05.  Payment of Taxes.  The Company will, and will cause each of the Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith, (b) the Company or the applicable Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP and (c) the failure to make payment pending such contest would not be materially likely to be expected to have a Material Adverse Effect.

SECTION 5.06.  Insurance.  The Company will, and will cause its Subsidiaries, as appropriate, to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that the Company and its Subsidiaries may self-insure up to the same extent as other companies of similar size engaged in comparable businesses.

SECTION 5.07.  Books and Records; Inspection Rights.  The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, to the extent required by GAAP.  The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at reasonable times and upon reasonable prior notice (given through the Administrative Agent), to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants (it being agreed that, the foregoing, with respect to any Subsidiary, will be coordinated through the Company).

SECTION 5.08.  Compliance with Laws.  The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws and ERISA, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09.  Use of Proceeds.  The Borrowers will use the proceeds of the Loans and the Letters of Credit only for general corporate purposes of the Company and the Subsidiaries, including to provide liquidity in connection with any commercial paper program and to finance repurchases of the outstanding common stock of the Company and acquisitions.  The Borrowers will not permit the proceeds of any Loan or any Letter of Credit to be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the regulations of the Board of Governors, including Regulation U or Regulation X.  The Borrowers will not permit more than 25% of the value of the assets of the Company individually, or of the Company and the Subsidiaries on a consolidated basis, that are subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted (within the meaning of Regulation U) to consist of margin stock (as defined in Regulation U).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, all LC Disbursements have been reimbursed and all Letters of Credit have expired or been terminated, the Company and each other Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Subsidiary Indebtedness.  The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness or permit to exist any preferred stock or other preferred equity interests, except:

(a)  Indebtedness under this Agreement;

(b)  Indebtedness, preferred stock or other preferred equity interests existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)  Indebtedness, preferred stock or preferred equity interests of Subsidiaries existing at the time they become Subsidiaries and not incurred or issued or sold in contemplation of their becoming Subsidiaries and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(d)  Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement by such Subsidiary of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(e)  Indebtedness of any Subsidiary to the Company or any other Subsidiary, or any preferred stock or other preferred equity interests of any Subsidiary held by the Company or any other Subsidiary; provided that no such Indebtedness, preferred stock or other preferred equity interests shall be assigned to, or subjected to any Lien in favor of, a Person other than the Company or a Subsidiary;

(f)  Indebtedness of any Subsidiary as an account party in respect of letters of credit or letters of guarantee, in each case backing obligations that do not constitute Indebtedness of any Subsidiary;

(g)  Indebtedness consisting of industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority; and

(h)  other Indebtedness and preferred stock and other preferred equity interests not expressly permitted by clauses (a) through (g) above; provided that the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness, and the aggregate liquidation preference value of the outstanding preferred stock and other preferred equity interests, permitted by this clause (h), (ii) the aggregate principal amount of the outstanding Indebtedness secured by Liens (including Liens deemed to exist in connection with Securitization Transactions) permitted by Section 6.02(j) and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) does not at any time exceed the greater of (A) US$400,000,000 and (B) 10% of Consolidated Stockholders’ Equity.

SECTION 6.02.  Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)  Permitted Liens;

(b)  Liens created under this Agreement, and Liens on cash collateral provided by the Borrowers to an Issuing Bank in respect of Collateralized Letters of Credit as contemplated by Section 2.05(m);

(c)  Liens existing on the date hereof and set forth on Schedule 6.02 and any extensions, renewals or replacements thereof; provided that (i) no such Lien shall apply to any other assets of the Company or any Subsidiary, other than improvements and accessions to the subject assets and proceeds thereof, and (ii) no such Lien shall secure obligations other than those that it secured on the date hereof and permitted extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)  Liens on assets existing at the time such assets are acquired by the Company or a Subsidiary and any extensions, renewals or replacements thereof; provided that (i) no such Lien is created in contemplation of or in connection with any such acquisition, (ii) no such Lien shall apply to any other assets of the Company or any Subsidiary, other than improvements and accessions to the subject assets and proceeds thereof, and (iii) no such Lien shall secure obligations other than those that it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by the amount of any fees, costs and expenses in connection with such extension, renewal or replacement and any accrued interest on such obligation);

(e)  Liens on assets of any Person at the time such Person becomes a Subsidiary and any extensions, renewals and replacements thereof; provided that (i) no such Lien is created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) no such Lien shall apply to any other assets of the Company or any Subsidiary, other than improvements and accessions to the subject assets and proceeds thereof, and (iii) no such Lien shall secure obligations other than those that it secures on the date such Person becomes a Subsidiary and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by the amount of any fees, costs and expenses in connection with such extension, renewal or replacement and any accrued interest on such obligation);

(f)  Liens securing Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including Liens deemed to exist in connection with Capital Lease Obligations) acquired after the date hereof to the extent such Liens are created at the time of or within 180 days after the acquisition, or the completion of such construction or improvement, of such fixed or capital assets, and any Liens securing extensions, refinancings or replacements of such Indebtedness that do not increase the outstanding principal amount thereof; provided that no such Lien shall apply to any assets of the Company or any Subsidiary, other than the subject fixed or capital assets, improvements and accessions thereto and proceeds thereof;

(g)  customary Liens arising from or created in connection with the issuance of trade letters of credit for the account of the Company or any Subsidiary supporting obligations not constituting Indebtedness; provided that such Liens encumber only the raw materials, inventory, machinery or equipment in connection with the purchase of which such letters of credit are issued;

(h)  Liens on assets of Subsidiaries securing obligations owed to the Company or one or more other Subsidiaries;

(i)  Liens on cash collateral or government securities to secure obligations under Hedging Agreements; provided that the aggregate value of any collateral so pledged does not exceed US$30,000,000 in the aggregate at any time; and

(j)  other Liens securing or deemed to exist in connection with Indebtedness and sales of accounts receivable and interests therein pursuant to Securitization Transactions; provided that the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness secured by Liens or deemed to exist in connection with Securitization Transactions permitted by this clause (j), (ii) the aggregate principal amount of the outstanding Indebtedness and the aggregate liquidation preference value of the outstanding preferred stock and other preferred equity interests permitted by Section 6.01(h) and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) does not at any time exceed the greater of (A) US$400,000,000 and (B) 10% of Consolidated Stockholders’ Equity.

SECTION 6.03.  Sale and Leaseback Transactions.  The Company will not, and will not permit any Subsidiary to, enter into or be a party to any Sale-Leaseback Transaction, except:

(a)  Sale-Leaseback Transactions existing on the date hereof and set forth on Schedule 6.03 and extensions, renewals or replacements of any such Sale-Leaseback Transaction; provided that the assets subject to any such extended, renewed or replaced Sale-Leaseback Transaction shall include only the assets subject thereto on the date hereof, improvements and accessions thereto and proceeds thereof; and

(b)  other Sale-Leaseback Transactions; provided that the sum, without duplication, of (i) the aggregate Attributable Debt in respect of Sale-Leaseback Transactions permitted by this clause (b), (ii) the aggregate principal amount of the outstanding Indebtedness, and the aggregate liquidation preference value of the outstanding preferred stock and other preferred equity interests, permitted by Section 6.01(h) and (iii) the aggregate principal amount of the outstanding Indebtedness secured by Liens (including Liens deemed to exist in connection with Securitization Transactions) permitted by Section 6.02(j) does not at any time exceed the greater of (A) US$400,000,000 and (B) 10% of Consolidated Stockholders’ Equity.

SECTION 6.04.  Fundamental Changes.  (a)  The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets representing all or substantially all the consolidated assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving pro forma effect thereto (as if the relevant transaction and any related incurrence or repayment of Indebtedness had occurred at the beginning of the most recent period of four fiscal quarters for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b) or, prior to the delivery of any such financial statements, at July 31, 2011) no Default shall have occurred and be continuing (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary (other than a Borrowing Subsidiary) may liquidate or dissolve or, so long as such transaction does not constitute a transfer or other disposition (in one transaction or in a series of transactions) of all or substantially all the consolidated assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), merge with or into any other Person.

(b)  The Company will not, and will not permit any Subsidiary to, engage to any extent material to the Company and the Subsidiaries on a consolidated basis in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date of this Agreement and businesses reasonably related or complementary thereto.

(c)  The Company will not permit any other Borrower, while it remains a Borrower, to cease to be a wholly owned Subsidiary.

SECTION 6.05.  Transactions with Affiliates.  The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Company and the Subsidiaries (or between or among two or more Subsidiaries) not involving any other Affiliate; and (c) compensation arrangements for directors or executive officers approved by the Board of Directors of the Company or the compensation committee of such Board of Directors; provided that nothing contained in this Section shall prevent the Company from paying dividends or making other cash distributions to its stockholders.

SECTION 6.06.  Restrictive Agreements.  The Company will not, and will not permit any Subsidiary to, enter into any agreement that (a) prohibits the Company or any Subsidiary from creating or permitting to exist any Lien that secures the Obligations outstanding under this Agreement or (b) restricts the ability of any Subsidiary to pay dividends or other distributions to the Company or other Subsidiaries or to make loans or advances to the Company or other Subsidiaries or to repay loans or advances made by the Company or other Subsidiaries to it or to Guarantee the Obligations outstanding under this Agreement; provided that the foregoing shall not apply to:

(a)  restrictions or conditions imposed by law or by this Agreement;

(b)  restrictions or conditions existing on the date hereof and set forth in Schedule 6.06 (or to any extension, amendment, modification, renewal or replacement thereof not expanding the scope of any such restriction or condition) to the extent such restrictions and conditions apply only to such Subsidiary and not to any other Subsidiary,

(c)  restrictions or conditions that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions or conditions were not entered into in contemplation of such Person becoming a Subsidiary;

(d)  restrictions or conditions in agreements that represent or secure Indebtedness of a Foreign Subsidiary, provided that such restrictions or conditions apply solely to such Foreign Subsidiary;

(e)  restrictions or conditions that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint ventures;

(f)  restrictions or conditions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 and 6.02 but solely to the extent any negative pledge or other restriction on Liens relates to the property financed by such Indebtedness, and negative pledge clauses in favor of any holder of Indebtedness permitted under this Agreement that restrict Liens unless the holder of such Indebtedness is equally and ratably secured thereby;

(g)  customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or of any assets pending such sale to the extent that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(h)  restrictions and conditions imposed upon any project finance, securitization or other special purpose Subsidiary in connection with any incurrence by it of Indebtedness permitted hereunder if (i) the principal obligations arising under such transaction are solely obligations of such Subsidiary and are non-recourse to the Company or any other Subsidiary and (ii) such restrictions apply only to such Subsidiary and not to any other Subsidiary;

(i)  restrictions and conditions imposed on the transfer of licensed intellectual property and customary provisions in leases, licenses or other agreements that restrict the assignment, sublease or sublicense of such agreements or any rights thereunder;

(j)  customary financial covenants affecting the maintenance or retention of assets or capital by a Subsidiary; and

(k)  restrictions or conditions imposed by any agreement relating to secured Indebtedness that is permitted under Section 6.01 and 6.02, to the extent that such restrictions apply only to the property or assets securing such Indebtedness.

The Company will not permit any restrictive agreements under this Section 6.06 that, individually or in the aggregate, would limit the ability of the Subsidiaries, taken as a whole, to pay dividends or make distributions to the Company to the extent that such dividends or distributions are required in order to enable the Company to perform its obligations under this Agreement.

SECTION 6.07.  Adjusted Leverage Ratio.  The Company will not at any time permit the ratio of (a) Adjusted Consolidated Total Indebtedness at such time to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters to be greater than 3.50 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)  any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of the Company or any other Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially incorrect when made or deemed made;

(d)  the Company or any other Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.09 or in Article VI;

(e)  the Company or any other Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)  the Company or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable cure period;

(g)  any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (or, in the case of any Securitization Transaction, the purchasers or lenders thereunder or, in the case of any Hedging Agreement, the counterparties thereto) or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of US$100,000,000 (net of any available insurance provided by a solvent and unaffiliated insurer that has not disputed coverage) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or a judgment creditor shall have attached or levied upon any assets of the Company or any Subsidiary to enforce any such judgment (but only if such attachment or levy shall not be effectively stayed);

(l)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would be materially likely to result in liability of the Company and the Subsidiaries in an aggregate amount in excess of US$100,000,000;

(m)  the guarantee of the Company hereunder shall cease to be, or shall be asserted by the Company not to be, a legal, valid or binding obligation of the Company; or

(n)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent or London Agent in the heading of this Agreement and its successors to serve as Administrative Agent and London Agent under the Loan Documents, and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders or Issuing Banks.

The Agents shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as an Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.02), provided that no Agent shall be required to take any action that, in its opinion, could expose such Agent to liability or to be contrary to any Loan Document or applicable law, rule or regulation, and (c) except as expressly set forth herein, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by any of them or any of their Affiliates in any capacity.  The Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as an Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.02) or in the absence of their own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a final, non-appealable judgment of a court of competent jurisdiction).  Each Agent shall be deemed to have no knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Agents shall not have any liability arising from any confirmation of the Revolving Credit Exposure or the component amounts thereof, any Exchange Rate or any US Dollar Equivalent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company.  Upon any such resignation, the Administrative Agent (in the case of a resignation by the London Agent) or the Company (in the case of a resignation by the Administrative Agent) shall have the right, in consultation with the Required Lenders, to appoint a successor.  If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of the retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon either Agent, any Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon either Agent, any Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The parties agree that none of the Arrangers or Syndication Agents referred to on the cover page of this Agreement shall, in its capacity as such, have any duties or responsibilities under this Agreement or any other Loan Document.

ARTICLE IX

Guarantee

In order to induce the Lenders and the Issuing Banks to extend credit to the Borrowing Subsidiaries hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of each Borrowing Subsidiary.  The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent, any Lender or any Issuing Bank to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent, any Lender or any Issuing Bank to any balance of any deposit account or credit on the books of such Agent, such Lender or such Issuing Bank in favor of any Borrowing Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any Issuing Bank upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.

In furtherance of the foregoing and not in limitation of any other right that any Agent, any Lender or any Issuing Bank may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Lender or any Issuing Bank, forthwith pay, or cause to be paid, to the Administrative Agent, such Lender or such Issuing Bank in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon.  The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Agents, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full and indefeasible performance and payment of the Obligations.

ARTICLE X

Miscellaneous

SECTION 10.01.  Notices.  (a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)  if to the Company, to it at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California, Attention of Treasurer (Fax No. (408) 553-3417), with a copy to the Attention of Assistant Treasurer (Fax No. (408) 553-7516);

(ii)  if to any Borrowing Subsidiary, to it in care of the Company as provided in paragraph (a) above;

(iii)  if to the Administrative Agent or JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, TX 77002, Attention of Nga Maryann Bui (Fax No. (713) 750-2358);

(iv)  if to the London Agent, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Agency Department (Fax No. 44 207 777 2360), with a copy to the Administrative Agent as provided under clause (c) above; and

(v)  if to any other Issuing Bank or Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)  Notwithstanding anything herein to the contrary, notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent or the Company may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c)  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 10.02.  Waivers; Amendments.  (a)  No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.13(d)), or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, in each case, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.08(c) or Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of Commitment reductions or payments required thereby, as the case may be, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Company from, or limit or condition, its Obligations under Article IX without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.  Notwithstanding anything else in this Section to the contrary (A) any amendment of the definition of the term “Applicable Rate” pursuant to the last sentence of such definition shall require only the written consent of the Company and the Required Lenders and (B) no consent with respect to any waiver, amendment or modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be adversely affected by such amendment, waiver or other modification.

SECTION 10.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the lawful enforcement of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Company shall indemnify each Agent, each Arranger, each Syndication Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether brought by any third party or by the Company or any of its Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  To the extent that the Company fails to pay any amount required to be paid by it to any Agent (or any agent thereof), any Issuing Bank or the Swingline Lender, or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent (or such sub-agent), such Issuing Bank, the Swingline Lender, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing for either Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity.

(d)  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for (i) any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that neither the Company nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues Letters of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents and, to the extent expressly contemplated hereby, the sub-agents of either Agent and the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  the Company provided that no consent of the Company shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default has occurred or is continuing, for any other assignment; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)  the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)  each Issuing Bank; and

(D)  the Swingline Lender.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing; provided further that the Company shall be deemed to have consented to any such amount unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(iv)  The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c)  Any Lender may, without the consent of any Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant or requires the approval of all the Lenders.  The Company agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of

Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Arranger, any Syndication Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee, LC Disbursement or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations then due of such Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement.  The rights of each Lender, each Issuing Bank and each of their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 10.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each Loan Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or any of its respective properties in the courts of any jurisdiction.

(c)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.  Confidentiality; Non-Public Information.  (a)  Each Agent, Issuing Bank and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any Governmental Authority or any other regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (but only after giving prompt written notice to the Company, to the extent permitted by law, of any such requirement or request (except with respect to any audit or examination conducted by any Governmental Authority) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Section), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(c)  The Borrowers and each Lender acknowledge that, if information furnished by the Borrowers pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  The Company agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Company that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

SECTION 10.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14.  Conversion of Currencies.   (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.15.  USA Patriot Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA Patriot Act.

SECTION 10.16.  No Fiduciary Relationship.  Each Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, their Subsidiaries and their Affiliates, on the one hand, and the Agents, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Agent, any Arranger, any Lender, any Issuing Bank or any of their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Agents, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Borrower and its Affiliates, and none of the Agents, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to any Borrower or its Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Agents, the Arrangers, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AGILENT TECHNOLOGIES, INC.,

by
/s/ Hilliard C. Terry, III
Name: Hilliard C. Terry, III
Title: Vice President, Treasurer

[Signature Page to Agilent Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swingline Lender and an Issuing Bank,

by
/s/ Ann B. Kerns
Name: Ann B. Kerns
Title: Vice President

J.P. MORGAN EUROPE LIMITED, as London Agent,

by
/s/ Ching Loh
Name: Ching Loh
Title: Associate

[Signature Page to Agilent Credit Agreement]

SIGNATURE PAGE TO AGILENT TECHNOLOGIES, INC. CREDIT AGREEMENT

Name of Institution: Bank of America N.A.

by
/s/ Sugeet Manchanda Madan
Name: Sugeet Manchanda Madan
Title: Director

For any Lender that requires a second signature line:

by

Name:
Title:

SIGNATURE PAGE TO AGILENT TECHNOLOGIES, INC. CREDIT AGREEMENT

Name of Institution: CITIBANK, N.A.

by
/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

For any Lender that requires a second signature line:

by

Name:
Title:

SIGNATURE PAGE TO AGILENT TECHNOLOGIES, INC. CREDIT AGREEMENT

Name of Institution: Barclays Bank PLC

by
/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

For any Lender that requires a second signature line:

by

Name:
Title:

SIGNATURE PAGE TO AGILENT TECHNOLOGIES, INC. CREDIT AGREEMENT

Name of Institution: BNP Paribas

by
/s/ Mathew Harvey
Name: Mathew Harvey
Title: Managing Director

For any Lender that requires a second signature line:

by
/s/ Jamie Dillon
Name: Jamie Dillon
Title: Managing Director

SIGNATURE PAGE TO AGILENT TECHNOLOGIES, INC. CREDIT AGREEMENT

Name of Institution: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

by
/s/ Christopher Reo Day
Name: Christopher Reo Day
Title: Vice President

For any Lender that requires a second signature line:

by
/s/ Sanja Gazahi
Name: Sanja Gazahi
Title: Associate

SIGNATURE PAGE TO AGILENT TECHNOLOGIES, INC. CREDIT AGREEMENT

Name of Institution: DEUTSCHE BANK AG NEW YORK BRANCH

by
/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

For any Lender that requires a second signature line:

by
/s/ Wolfgang Winter
Name: Wolfgang Winter
Title: Managing Director

SIGNATURE PAGE TO AGILENT TECHNOLOGIES, INC. CREDIT AGREEMENT

Name of Institution: Wells Fargo Bank

by
/s/ Meggie Chichioco
Name: Meggie Chichioco
Title: Managing Director

For any Lender that requires a second signature line:

by

Name:
Title: